As filed with the Securities and Exchange Commission on July 21, 2006

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 19, 2006

DSP GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23006	94-2683643
(Commission File Number)	(I.R.S. Employer Identification No.)

3120 Scott Boulevard, Santa Clara, CA	95054
(Address of Principal Executive Offices)	(Zip Code)

408/986-4300

(Registrant’s Telephone Number, Including Area Code)

With a copy to:

Bruce Alan Mann, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Moshe Zelnik announced his resignation as the Company’s Chief Financial Officer and Secretary effective July 19, 2006. Mr. Zelnik’s resignation resulted from his desire to spend more time with his family and not from any matter concerning the Company. Mr. Zelnik has served as the Company’s Chief Financial Officer since 1999.

Effective July 19, 2006, Dror Levy, 33, has been appointed as the Company’s new Chief Financial Officer and Secretary.

Mr. Levy joined the Company in August 2002 as Corporate Controller and was promoted to the position of Vice President of Finance in January 2006. Prior to joining the Company, Mr. Levy worked at Kost, Forer Gabbay & Kasierer, a member of Ernst & Young Global, where he served as an account manager in the high-tech practice. Mr. Levy is a certified public accountant and holds an M.B.A. from Tel Aviv University and a B.A. in Business and Accounting from the Israeli College of Management.

In connection with Mr. Levy’s initial employment, he entered into an employment agreement with the Company. The agreement currently provides for a fixed monthly salary of NIS 45,000 (approximately U.S. $10,000). Mr. Levy also is entitled to an annual bonus, the amount of which is determined in the Company’s sole discretion. Upon termination of his employment, Mr. Levy will be entitled to severance benefits in accordance with the laws of the State of Israel. Mr. Levy’s employment with the Company may be terminated at any time by either party and for any reason with one month prior written notice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DSP GROUP, INC.

Date: July 21, 2006	By:	/s/ Dror Levy
Dror Levy Chief Financial Officer and Secretary

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